EXHIBIT 2.17

COMMONWEALTH OF VIRGINIA

STATE CORPORATION COMMISSION
Office of the Clerk

December 6, 2002

SHEILA BARGE
UCC RETRIEVALS INC
HOLD
DO NOT MAIL

RE:	REMODELERS CREDIT CORPORATION
ID:	F153086 – 6
DCN:	02-12-06-0191

Dear Customer:

This is your receipt for $25.00, covering the fees for filing articles of merger with this office.

The effective date of the filing of merger is December 6, 2002.

Non-surviving entities:

DECK AMERICA, INC.

are merged into REMODELERS CREDIT CORPORATION.

If you have any questions, please call (804) 371-9733 or toll-free in Virginia, 1-866-722-2551.

Sincerely,

Joel H. Peck
Clerk of the Commission

MERGRCPT
MERGACPT
CIS0436

F153086 – 6

COMMONWEALTH OF VIRGINIA
STATE CORPORATION COMMISSION

December 6, 2002

The State Corporation Commission finds the accompanying articles submitted on behalf of

REMODELERS CREDIT CORPORATION

to comply with the requirements of law. Therefore, it is ORDERED that this

CERTIFICATE OF MERGER

be issued and admitted to record with the articles in the office of the Clerk of the Commission. Each of the following: DECK AMERICA, INC.

is merged into REMODELERS CREDIT CORPORATION, which continues to exist under the laws of DELAWARE with the name REMODELERS CREDIT CORPORATION. The existence of each non-surviving entity ceases, according to the plan of merger.

The certificate is effective on December 6, 2002.

STATE CORPORATION COMMISSION

By:

Commissioner

MERGACPT
CIS0436
02-12-06-0191

ARTICLES OF MERGER
OF
DECK AMERICA, INC.
INTO
REMODELERS CREDIT CORPORATION

The undersigned corporations, pursuant to Title 13.1, Chapter 9 of the Code of Virginia, titled the Virginia Stock Corporation Act (hereinafter the “VSCA”), hereby execute the following articles of merger and set forth:

FIRST: The name and state or jurisdiction of incorporation of each of the constituent corporations proposing to merge is as follows:

Name of Corporation	State of Incorporation
DECK AMERICA, INC.	Virginia

REMODELERS CREDIT CORPORATION	Delaware

SECOND: The laws of the state under which Remodelers Credit Corporation (hereinafter “RCC”) is organized permit the proposed merger and RCC has complied with all of the requisite merger provisions of the Delaware General Corporation Law in effecting the merger.

THIRD: Deck America, Inc. (hereinafter “DAI”) has complied with all of the requisite merger provisions of the VSCA in effecting the merger, including Sections 13.1 – 716, 718, 720-722.

FOURTH: The Agreement and Plan of Merger, by and between U.S. Home Systems, Inc., a Delaware corporation (“U.S. Home”), DAI and RCC, dated October 16, 2002 (the “Merger Agreement”) has been approved, adopted and certified, executed and acknowledged by U.S. Home and each of the constituent corporations and the terms of the Merger Agreement are as follows:

DAI shall merge with and into RCC, a wholly-owned subsidiary of U.S. Home, whereby the separate corporate existence of DAI shall thereupon cease (the “Merger”) and RCC shall continue as the surviving corporation. RCC shall continue to be governed by the laws of the State of Delaware, and all of the assets, and interests of every description, wherever located, and all rights, privileges, immunities, powers, franchises and authority of DAI shall be vested in RCC as the surviving corporation, without further act or deed and all liabilities and obligations of DAI shall be allocated to RCC as the surviving corporation.

The Certificate of Incorporation and Bylaws of RCC shall be the Certificate of Incorporation and Bylaws of the surviving corporation.

ARTICLES OF MERGER — Page 3

Each share of common stock, par value $0.01 per share, of RCC issued and outstanding immediately prior to the Merger shall remain unchanged and shall continue to be an issued and outstanding share of RCC evidencing ownership of the same number of shares of common stock of the surviving corporation.

Each outstanding share of DAI common stock issued and outstanding immediately prior to the Merger shall convert into the right to receive merger consideration, subject to the terms and conditions of the Merger Agreement. without interest, upon surrender of the certificate representing such shares and all shares of DAI common stock shall be canceled, retired and cease to be outstanding or exist. Each holder of a certificate representing shares of DAI common stock shall thereafter cease to have any rights with respect to the same. Furthermore, each share of DAI common stock held in treasury of DAI or by any DAI subsidiary (if any) shall be canceled, retired and cease to be outstanding or exist.

Pursuant to the Merger Agreement, U.S. Home, as the parent of RCC, shall elect new directors and officers of RCC immediately upon consummation of the Merger and such directors and officers shall become the directors and officers of the surviving corporation and shall serve until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the surviving corporation’s Certificate of Incorporation and Bylaws.

The Merger shall have the effects as specified in Section 259 of the Delaware General Corporation Law and Section 13.1 – 721 of the VSCA.

Upon consummation of the Merger, RCC will amend its Certificate of Incorporation to change its existing corporate name from Remodelers Credit Corporation to USA Deck, Inc.

FIFTH: The Merger Agreement was submitted to the shareholders of DAI by the board of directors of DAI in accordance with the provisions of Section 13.1 – 718 of the VSCA, and:

The designation, number of outstanding shares, and number of votes entitled to be cast by each voting group entitled to vote separately on the Merger Agreement were as follows:

Designation	No. of Outstanding Shares	No. of Votes
Common Stock	4,000	4,000

ARTICLES OF MERGER — Page 4

The total number of votes cast for and against the Merger Agreement by each voting group entitled to vote separately thereon was:

Voting Group	Total No. of Votes Cast for the Merger	Total No. of Votes Cast Against the Merger
Common Stock Stockholders	4,000	-0-

The number of votes cast in favor of the Merger Agreement by each voting group was sufficient for approval by that voting group.

SIXTH: The effective date of the Merger shall be the date that the Articles of Merger are filed with State Corporation Commission of the Commonwealth of Virginia and the Certificate of Merger is filed with the Secretary of State of the State of Delaware.

SEVENTH: The terms and conditions of the Merger Agreement were adopted by the board of directors of DAI on October 15, 2002 and by the shareholders of DAI on October 15, 2002, and by the shareholders of RCC, the surviving corporation, on November 8, 2002.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

ARTICLES OF MERGER — Page 5

Signed this 30th day of November, 2002.

DECK AMERICA, INC.

By:

Daniel L. Betts, President

REMODELERS CREDIT CORPORATION

By:

Murray Gross, President

ARTICLES OF MERGER — Signature Page